Exhibit 5

                           [RDA LOGO]
              The Reader's Digest Association, Inc.
                      Reader's Digest Road
               Pleasantville, New York  10570-7000



Clifford H.R. DuPree                              (914) 244-5622
Associate General Counsel                         (914) 244-7671
                                                  (914) 244-5644


                                   December 15, 1994


The Reader's Digest Association, Inc.
Pleasantville, NY  10570-7000

Ladies and Gentlemen:

I am Associate General Counsel of The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the authorization for issuance of 6,000,000 shares of Class A Nonvoting Common Stock, par value $.01 per share (the "Shares"), of The Reader's Digest Association, Inc. reserved for issuance under The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "Plan"). In so acting, I have examined such documents and records and matters of law as I have deemed necessary for the purposes of this opinion.

Based upon such examination, I am of the opinion that the Shares will, when issued in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.

                                   Very truly yours,



                                   /s/  Clifford H.R. DuPree
                                        Clifford H.R. DuPree